EXHIBIT 99.1

[ACACIA LOGO]
                                                           CONTACTS: Rob Stewart
                                                              Investor Relations
FOR RELEASE                                                   Tel (949) 480-8300
-----------                                                   Fax (949) 480-8301
October 20, 2005


                      ACACIA RESEARCH REPORTS THIRD QUARTER
                                FINANCIAL RESULTS


         Newport Beach, Calif. - (BUSINESS WIRE) - October 20, 2005 - Acacia Research Corporation (Nasdaq: ACTG; CBMX) today reported results for the three months ended September 30, 2005. Acacia Research Corporation comprises two operating groups, the Acacia Technologies group and the CombiMatrix group.

         "Acacia Technologies revenues for the third quarter of 2005 were $6,783,000, an increase of 202% from the year ago period. We generated revenues from 32 new licensing agreements covering 8 different licensing programs. New licensees included Adidas, AMD, CVS Pharmacy, Gannett, LensCrafters, Priceline.com, 7-Eleven, Samsung, Sony, Matsushita and the Tribune Company," commented Paul Ryan, Acacia Chairman & CEO.

         "Acacia generated revenues from 3 new licensing programs in the quarter and has begun generating revenues from 11 of its 18 licensing programs. We acquired control of 3 new patent portfolios that relate to digital inkjet printing, high resolution optics, and hearing aid ECS technology and will commence licensing programs for these technologies. We will continue to acquire new patent portfolios as we move toward our goal of becoming the leader in technology licensing," concluded Mr. Ryan.

         "The CombiMatrix group's revenues for the third quarter of 2005 were $1,463,000, an increase of 94% from the prior year quarter. Revenues consisted of $973,000 in government contract revenues and $490,000 in CustomArrayTM product, equipment and service revenues," commented Dr. Amit Kumar, President and CEO of CombiMatrix Corporation.

         "Including proceeds from recent offerings, we finished the quarter with $24.7 million in cash and short-term investments, which will enable us to continue to move forward with additional product introductions and to continue investment in our CombiMatrix Molecular Diagnostics subsidiary," concluded Dr. Kumar.

ACACIA RESEARCH CORPORATION CONSOLIDATED

FINANCIAL RESULTS

         Consolidated revenues for the third quarter of 2005 were $8,246,000 versus $2,993,000 in the comparable 2004 period. Third quarter 2005 revenues recognized by the CombiMatrix group were $1,463,000, comprised of $973,000 in government contract revenues and $490,000 in CustomArrayTM product, equipment and service revenues.

         Third quarter 2005 revenues recognized by the Acacia Technologies group were $6,783,000, comprised of $927,000 in recurring license fee revenues and $5,856,000 in paid-up license fee revenues. Revenues in the comparable 2004 period were $2,240,000, comprised of $740,000 in recurring license fee revenues and $1,500,000 in previously deferred, paid-up V-chip license fee revenues.

Recurring license fee revenues are recognized from licensees that make recurring quarterly or annual license fee payments under their respective license agreements. Paid-up license fee revenues are recognized from licensees that make paid-up license fee payments for past infringement and future use of our patented technologies, in accordance with their respective license agreements. Certain of our paid-up license agreements provide for potential additional payments to the Acacia Technologies group based on future activities. All of the paid-up license fee revenues recognized in the third quarter of 2005 relate to patents acquired in the January 2005 acquisition of Global Patent Holdings, LLC (the "GPH Acquisition"). Third quarter 2005 license fee revenues included fees from the licensing of our Digital Media Transmission ("DMT(R)") technology, audio/video enhancement and synchronization technology, computer memory cache coherency technology, credit card fraud protection technology, interactive television technology, interstitial internet advertising technology, multi-dimensional bar code technology and network data storage technology.

         In the third quarter of 2005, the Acacia Technologies group recognized contingent legal fee expenses totaling $1,834,000 and inventor royalty expenses totaling $2,105,000, in connection with the recognition of related paid-up license fee revenues.

         The third quarter 2005 consolidated net loss was $5,441,000 versus $5,390,000 in the comparable 2004 period. The third quarter 2005 results included net non-cash charges totaling $1,990,000, comprised primarily of patent amortization charges of $1,607,000 and asset depreciation charges of $294,000. Third quarter 2004 net non-cash charges were $824,000, primarily comprised of patent amortization charges of $399,000, stock compensation charges of $147,000 and asset depreciation charges of $278,000. The increase in patent amortization charges reflects the amortization of patent related intangibles acquired in connection with the GPH Acquisition, totaling approximately $25.1 million, which are being amortized over a weighted average economic useful life of approximately 6 years. The third quarter 2005 results also included a non-cash credit of $211,000 related to the expiration of all of the anti-dilution provisions of the September 2002 settlement agreement between CombiMatrix Corporation and Nanogen, Inc. and $225,000 of V-chip related inventor royalties expense recognized as a result of the anticipated conclusion of all V-chip related litigation activities in October of 2005.

         As a result of the conclusion of the Acacia Technologies group's V-chip patent licensing program in August 2004, third quarter 2004 results include an impairment charge of $1,616,000 associated with the write-off of goodwill related to the V-chip, $1,500,000 of V-chip related deferred license fee revenues and $668,000 of V-chip related deferred legal costs.

         Third quarter 2005 government contract costs totaled $920,000 versus $647,000 in the comparable 2004 period. The change was due to increased costs recognized in connection with the CombiMatrix group's commitments under its biological threat detection contract with the Department of Defense. As of September 30, 2005, the biological threat detection contract was approximately 85% complete. Third quarter 2005 internal research and development expenses were $1,527,000 versus $1,140,000 in the comparable 2004 period. During the third quarter of 2005 and 2004, the CombiMatrix group continued internal research and development efforts to improve and expand the CombiMatrix group's technology and product offerings. The increase in internal research and development expenses was due primarily to the impact of the CombiMatrix group's wholly owned subsidiary, CombiMatrix Molecular Diagnostics, which was formed and began operations during the second quarter of 2005.

         Marketing, general and administrative expenses for the third quarter of 2005 increased to $4,830,000 from $3,597,000 in the comparable 2004 period, due primarily to the addition of licensing and business development personnel for the Acacia Technologies group, an increase in the Acacia Technologies group's consulting expenses related to a consulting agreement executed with the former CEO of Global Patent Holdings, LLC, an increase in marketing and sales expenses related to the commercial sale of CombiMatrix group's CustomArray(TM) products and services and an increase in expenses related to CombiMatrix Molecular Diagnostics, which began operations during the second quarter of 2005.

         Third quarter 2005 patent related legal expenses, incurred solely by the Acacia Technologies group, were $1,076,000 versus $506,000 (excluding third quarter 2004 deferred V-chip related legal expenses) in the comparable 2004 period. Third quarter 2005 patent related legal expenses included $183,000 in patent related prosecution and enforcement costs incurred by certain of the companies acquired in the GPH Acquisition. Excluding the impact of the GPH Acquisition, third quarter 2005 patent related legal expenses increased to $893,000, due to an increase in ongoing DMT patent related litigation activity in the third quarter of 2005. DMT related legal fees paid to outside attorneys are incurred based on actual time and out-of-pocket expenses incurred by external counsel and fluctuate from period to period based on patent enforcement and prosecution activity in each period.

FINANCIAL CONDITION

         Total consolidated assets were $125,708,000 as of September 30, 2005 compared to $88,327,000 as of December 31, 2004. Cash and cash equivalents and short-term investments on a consolidated basis totaled $65,709,000 as of September 30, 2005 compared to $52,358,000 as of December 31, 2004.

         In July 2005, Acacia Research Corporation raised gross proceeds of $3,151,000 through the sale of 1,400,444 shares of AR-CombiMatrix stock at a price of $2.25 per share in a registered direct offering. Net proceeds raised of approximately $3,114,000, which are net of related issuance costs, were attributed to the CombiMatrix group.

         In September 2005, Acacia Research Corporation raised gross proceeds of $10,537,000 through the sale of 6,385,907 shares of AR-CombiMatrix stock and 1,596,478 AR-CombiMatrix stock purchase warrants at a price of $1.65 per unit in a registered direct offering. Each unit consisted of one share of AR-CombiMatrix stock and one-quarter of a five-year AR-CombiMatrix stock purchase warrant. Each full AR-CombiMatrix stock purchase warrant entitles the holder to purchase a share of AR-CombiMatrix stock at a price of $2.40 per share and is exercisable immediately upon issue. Net proceeds raised of approximately $9,707,000, which are net of related issuance costs, were attributed to the CombiMatrix group. At September 30, 2005, the fair value of the stock purchase warrants has been classified as a long-term liability as a result of certain redemption provisions associated with the underlying AR-CombiMatrix stock. Changes in the fair value of the stock purchase warrant liability are reflected in the statement of operations.

         Proceeds from these offerings are being used by the CombiMatrix group for general working capital purposes. All of the shares of stock were offered pursuant to an effective registration statement previously filed with the Securities and Exchange Commission.

ACACIA TECHNOLOGIES GROUP
(A DIVISION OF ACACIA RESEARCH CORPORATION)

FINANCIAL RESULTS

         License fee revenues for the third quarter of 2005 were $6,783,000, comprised of $927,000 in recurring license fee revenues and $5,856,000 in paid-up license fee revenues. Revenues in the comparable 2004 period were $2,240,000, comprised of $740,000 in recurring license fee revenues and $1,500,000 in previously deferred, paid-up V-chip license fee revenues. Recurring license fee revenues are recognized from licensees that make recurring quarterly or annual license fee payments under their respective license agreements. Paid-up license fee revenues are recognized from licensees that make paid-up license fee payments for past infringement and future use of our patented technologies, in accordance with their respective license agreements. Certain of our paid-up license agreements provide for potential additional payments based on future activities. All of the paid-up license fee revenues recognized in the third quarter of 2005 relate to patents acquired in the January 2005 GPH Acquisition. Third quarter 2005 license fee revenues included fees from the licensing of our Digital Media Transmission ("DMT(R)") technology, audio/video enhancement and synchronization technology, computer memory cache coherency technology, credit card fraud protection technology, interactive television technology, interstitial internet advertising technology, multi-dimensional bar code technology and network data storage technology.

         In the third quarter of 2005, the Acacia Technologies group recognized contingent legal fee expenses totaling $1,834,000 and inventor royalty expenses totaling $2,105,000, in connection with the recognition of related paid-up license fee revenues.

         The third quarter 2005 division net loss was $1,558,000 versus $1,842,000 in the comparable 2004 period. Included in the third quarter 2005 divisional results are non-cash charges totaling $1,474,000, primarily comprised of patent amortization charges of $1,334,000 and stock compensation charges of $123,000. Non-cash patent amortization charges were $125,000 in the comparable 2004 period. The increase in patent amortization charges reflects the scheduled amortization of approximately $25.1 million in patent related intangibles acquired in connection with the GPH Acquisition, which are being amortized over a weighted average economic useful life of approximately 6 years. The third quarter 2005 results also included $225,000 of V-chip related inventor royalties expense recognized as a result of the anticipated conclusion of all V-chip related litigation activities in October of 2005.

         As a result of the conclusion of the V-chip patent licensing program in August 2004, third quarter 2004 results include an impairment charge of $1,616,000 associated with the write-off of goodwill related to the V-chip, $1,500,000 of V-chip related deferred license fee revenues and $668,000 of V-chip related deferred legal costs.

         Third quarter 2005 marketing, general and administrative expenses increased to $1,990,000 from $1,323,000 in the comparable 2004 period, due primarily to the addition of licensing and business development personnel, an increase in consulting expenses related to a consulting agreement executed with the former CEO of Global Patent Holdings and an increase in general and administrative expenses associated with ongoing operations. Third quarter 2005 general and administrative expenses included $205,000 in one-time, employee relocation expenses.

         Third quarter 2005 patent related legal expenses were $1,076,000 versus $506,000 (excluding third quarter 2004 deferred V-chip related legal expenses) in the comparable 2004 period. Third quarter 2005 patent related legal expenses included $183,000 in patent related prosecution and enforcement costs incurred by certain of the companies acquired in the GPH Acquisition. Excluding the impact of the GPH Acquisition, third quarter 2005 patent related legal expenses increased to $893,000, due to an increase in ongoing DMT patent related litigation activity in the third quarter of 2005. DMT related legal fees paid to outside attorneys are incurred based on actual time and out-of-pocket expenses incurred by external counsel and fluctuate from period to period based on patent enforcement and prosecution activity in each period.

         It is anticipated that the majority of litigation expenses associated with the recently acquired patent portfolios will be incurred on a contingency basis where patent attorney fees are paid out of license fee revenues collected based on a contractual percentage. In connection with the GPH Acquisition, we expect that other legal expenses associated with the maintenance, licensing and enforcement of our patented technologies, will increase in future periods as we continue to roll out our licensing programs for our recently acquired patented technologies.

FINANCIAL CONDITION

         Total assets for the Acacia Technologies group were $68,251,000 as of September 30, 2005 compared to $33,058,000 as of December 31, 2004. Cash and cash equivalents and short-term investments totaled $41,012,000 as of September 30, 2005 compared to $28,646,000 as of December 31, 2004.

COMBIMATRIX GROUP
(A DIVISION OF ACACIA RESEARCH CORPORATION)

FINANCIAL RESULTS

         Revenues for the third quarter of 2005 were $1,463,000 versus $753,000 in the comparable 2004 period. Third quarter 2005 revenues were comprised of $973,000 in government contract revenues and $490,000 in CustomArrayTM product, equipment and service revenues.

         Government contract revenues relate to the CombiMatrix group's development of biological threat detection technology under its $5.9 million Department of Defense cost plus fixed fee contract, originally awarded in March 2004.
         The third quarter 2005 division net loss was $3,883,000 versus $3,548,000 in the comparable 2004 period. The third quarter 2005 results included non-cash patent amortization, asset depreciation and stock compensation charges totaling $516,000 as compared to $686,000 in the comparable 2004 period. The third quarter 2005 results included a non-cash credit of $211,000 related to the expiration of all of the anti-dilution provisions of the September 2002 settlement agreement with Nanogen, Inc. as of September 30, 2005.

         Third quarter 2005 government contract costs totaled $920,000 versus $647,000 in the comparable 2004 period. The change was due to increased costs recognized in connection with the CombiMatrix group's commitments under its biological threat detection contract with the Department of Defense. As of September 30, 2005, the biological threat detection contract was approximately 85% complete. Third quarter 2005 internal research and development expenses were $1,527,000 versus $1,140,000 in the comparable 2004 period. During the third quarter of 2005 and 2004, the CombiMatrix group continued internal research and development efforts to improve and expand the CombiMatrix group's technology and product offerings. The increase in internal research and development expenses was due primarily to the impact of the CombiMatrix group's wholly owned subsidiary, CombiMatrix Molecular Diagnostics, which was formed and began operations during the second quarter of 2005.

         Third quarter 2005 marketing, general and administrative expenses increased to $2,840,000 versus $2,274,000 in the comparable 2004 period, due primarily to an increase in marketing and sales expenses related to commercial sales of the CombiMatrix group's CustomArray(TM) products and services and an increase in expenses related to CombiMatrix Molecular Diagnostics, which began operations during the second quarter of 2005.

FINANCIAL CONDITION

         Total assets for the CombiMatrix group were $57,457,000 as of September 30, 2005 compared to $55,388,000 as of December 31, 2004. Cash and cash equivalents and short-term investments totaled $24,697,000 as of September 30, 2005 compared to $23,712,000 as of December 31, 2004.

         In July 2005, Acacia Research Corporation raised gross proceeds of $3,151,000 through the sale of 1,400,444 shares of AR-CombiMatrix stock at a price of $2.25 per share in a registered direct offering. Net proceeds raised of approximately $3,114,000, which are net of related issuance costs, were attributed to the CombiMatrix group.

         In September 2005, Acacia Research Corporation raised gross proceeds of $10,537,000 through the sale of 6,385,907 shares of AR-CombiMatrix stock and 1,596,478 AR-CombiMatrix stock purchase warrants at a price of $1.65 per unit in a registered direct offering. Each unit consisted of one share of AR-CombiMatrix stock and one-quarter of a five-year AR-CombiMatrix stock purchase warrant. Each full AR-CombiMatrix stock purchase warrant entitles the holder to purchase a share of AR-CombiMatrix stock at a price of $2.40 per share and is exercisable immediately upon issue. Net proceeds raised of approximately $9,707,000, which are net of related issuance costs, were attributed to the CombiMatrix group. At September 30, 2005, the fair value of the stock purchase warrants has been classified as a long-term liability as a result of certain redemption provisions associated with the underlying AR-CombiMatrix stock. Changes in the fair value of the stock purchase warrant liability are reflected in the statement of operations.

         Proceeds from these offerings are being used for general working capital purposes.

BUSINESS HIGHLIGHTS AND RECENT DEVELOPMENTS
-------------------------------------------

Business highlights of the third quarter and recent developments include:

ACACIA TECHNOLOGIES GROUP:

         o In July 2005, Financial Systems Innovation LLC, a wholly owned subsidiary of the Acacia Technologies group, entered into a non-exclusive license covering a patent that applies to credit card fraud protection technology with LensCrafters, Inc., Sunglass Hut Trading Corporation, Pearle Vision, Inc., Cole Vision Corporation, Watch World International, Inc., and Things Remembered, Inc. Additional licenses were entered into with 7-Eleven, Inc., Academy, Ltd., Michaels Stores, Inc., Coldwater Creek, Inc., The Dress Barn, Inc. and Whitehall Jewellers, Inc. in August 2005 and with CVS Pharmacy, Inc. in September 2005. The patented technology generally relates to a computerized system for protecting retailers and consumers engaged in credit card, check card, and debit transactions.

         o In August 2005, Acacia Media Technologies Corporation, a wholly owned subsidiary of the Acacia Technologies group, entered into a non-exclusive license agreement for certain uses of its Digital Media Transmission ("DMT(R)") technology with Gannett Co, Inc., Internet Broadcasting Systems, Inc., Journal Communications, Inc., Landmark Communications, Inc., The E.W. Scripps Company, and Tribune Company. The Acacia Technologies group's DMT(R) technology involves the transmission and receipt of digital audio and/or audio video content via a variety of means including the internet, cable, satellite and local area networks. Elements of the DMT(R) transmission process include a source material library, identification encoding process, format conversion, sequence encoding, compressed data storage and transmission. Elements of the DMT(R) receiving process include a transceiver, format conversion, storage, decompression and playback.

         o In August 2005, VData, LLC, a wholly owned subsidiary that is part of the Acacia Technologies group, entered into a non-exclusive license with Adidas-Salomon AG, Adidas America, Inc. and Paxar Corporation covering a portfolio of patents that apply to certain multi-dimensional bar codes. The license to Adidas resolves a patent infringement lawsuit against Adidas and its related companies, which was pending in the District Court for the District of Minnesota. An additional license was entered into with Advanced Micro Devices, Inc. ("AMD") which resolved a patent infringement lawsuit against AMD, which was pending in the District Court for the District of Minnesota.

                  The multi-dimensional bar code technology generally relates to encoding and reading a data matrix consisting of an array of data cells with a border. The data matrix can contain a variety, amount, and depth of information that would not fit on to an ordinary bar code. This patented technology can have many applications in the manufacturing, distribution, operations, accounting, and security industries such as tracking the movement of products, collection of data, improved production capabilities and anti-counterfeiting.

         o In August 2005, InternetAd Systems, LLC, a wholly owned subsidiary that is part of the Acacia Technologies group, entered into a non-exclusive license with Priceline.com Incorporated, covering a portfolio of patents that apply to interstitial Internet advertising. The license to Priceline.com resolves a patent infringement lawsuit against Priceline.com which was pending in the District Court for the Northern District of Texas, Dallas Division. The interstitial Internet advertising technology generally relates to the display of certain advertising, informational, and branding messages that appear between or outside the web pages when the user is conducting a search, by storing the message prior to being displayed.

         o In August 2005, IP Innovation, LLC, AV Technologies, LLC, and New Medium Technologies, LLC, all wholly owned subsidiaries that are part of the Acacia Technologies group, entered into a non-exclusive license and settlement agreement with Sony Corporation, covering patents that apply to Audio/Video Enhancement and Synchronization, and Image Resolution Enhancement technologies. The agreement with Sony resolves a patent infringement lawsuit which was pending in the United States District Court for the Northern District of Illinois.

                  The Audio/Video Enhancement and Synchronization technologies generally relate to the use of a noise reduction filtering system for digital video compression, and for video and audio signals received by digital radios and video displays. Other aspects of the technologies apply to the synchronization of audio/video signals. The Image Resolution Enhancement Technology generally relates to the modification of a video or printed display to improve the perceived image quality beyond the basic pixel resolution of the display.

         o In September 2005, KY Data Systems, LLC, a wholly owned subsidiary that is part of the Acacia Technologies Group, entered into non-exclusive licenses covering a portfolio of patents that apply to interactive television with Matsushita Electric Industrial Co., Ltd. and Samsung Electronics Co., Ltd. The patents cover receivers such as set-top boxes and certain televisions used in digital satellite and digital cable systems that permit television viewers to access interactive television features supplied by their satellite and cable providers as part of their digital programming packages.

         o In September 2005, Computer Cache Coherency Corporation, a wholly owned subsidiary that is part of the Acacia Technologies group, entered into a non-exclusive license with AMD, covering a portfolio of patents that apply to certain core logic computer chipsets. The license to AMD resolves a patent infringement lawsuit against AMD, which was pending in the District Court for the Northern District of California. The Computer Memory Cache Coherency technology generally relates to interface circuits used by intelligent peripheral devices with cache memory to communicate with the main computer memory. By synchronizing main computer memory and main cache memory, the technology enables different memories to communicate and synchronize with each other, allowing peripheral devices to operate at faster speeds. This technology can be used in desktop, notebook, and server computer systems.

         o During the third quarter of 2005, Acacia Patent Acquisition Corporation, a wholly owned subsidiary that is part of the Acacia Technologies group, continued its patent acquisition activities as follows:

                  o In July 2005, Acacia Patent Acquisition Corporation, acquired several patents covering electromagnetic compatibility shielding ("ECS") technology commonly incorporated into hearing aids. The patented technology shields hearing aids from electromagnetic interference produced by portable electronic devices such as cell phones, cordless phones, wireless headphones and headsets, and WIFI and Bluetooth enabled devices. The ECS technology can be incorporated into many styles of hearing aids.

                  o In August 2005, Acacia Patent Acquisition Corporation acquired patents relating to a technology used to improve print image quality for inkjet printers. These patents cover a method of using digital processing to create a row by row, column by column matrix of color intensity values from an image, that are stored into memory. These values are transformed using a dither matrix, resulting in enhanced color separation. Color inkjet printers are commonly used to print photo quality pictures from digital cameras.

                  o In September 2005, Acacia Patent Acquisition Corporation acquired the rights to patents relating to high resolution optics used by the military and in commercial products. These patents generally relate to refractive and diffractive systems and methods for improving imaging capabilities in multi-element optical systems by using fewer elements. The patented systems and techniques have direct applications in military imaging systems such as thermal weapon sites, as well as commercial products like camera lenses and optical printers.

                  o In October 2005, Acacia Media Technologies Corporation reached an accord with attorneys from the university community on licensing terms for the use of Acacia's DMT(R) technology. The revised license offer includes an annual fixed fee royalty payment that is based on the number of full-time equivalent

                           (FTE) students, and exempts non-profit colleges and universities with less than 1,000 students. The revised terms will only be available to non-profit U.S. colleges and universities that enter into the license agreement on or before December 1, 2005.

COMBIMATRIX GROUP:

         o In July 2005, the CombiMatrix group entered into a non-exclusive agreement with J.K. International Inc. to distribute CombiMatrix's CustomArray(TM) microarray products in Japan. J.K. International's marketing and sales organizations will market, sell, and service the CustomArrayTM products.

         o In July 2005, Acacia Research Corporation announced the expansion of the management team at CombiMatrix Molecular Diagnostics ("CMD"), a wholly owned subsidiary of CombiMatrix Corporation and a cancer-based molecular diagnostics company based in Irvine, California. CMD announced the appointment of Dr. Mathew Moore, Director of Research and Development, Robert Embree, Director of Laboratory Operations, and John Besser, Chief Financial Officer.

         o In August 2005, the CombiMatrix group announced that R. Scott Greer joined CombiMatrix Corporation as an advisor. Mr. Greer is managing director of Numenor Ventures, LLC, a firm he formed to invest in and provide strategic advisory services to innovative life science companies. He is a founder and remains chairman of Abgenix, Inc., a public biopharmaceutical company. Mr. Greer served as Chief Executive Officer of Abgenix from June 1996 to April 2002. He is also a director of publicly traded Sirna Therapeutics, Inc. and chairman of Acologix, a private company. Previously, Mr. Greer was a director of Ilumina, Inc. and CV Therapeutics, Inc., both publicly traded companies.

         o In August 2005, the CombiMatrix group announced the launch of its first CustomArray(TM) DNA Synthesizer, enabling researchers to build microarrays in their own facilities. For the first time, pharmaceutical and academic core facilities will have the ability to manufacture high quality, commercial grade microarrays to their exact specifications with complete control over customization. The platform consists of the DNA CustomArrayTM Synthesizer instrument and freely programmable microarrays or CustomArraysTM. Initially, the instrument has been designed to fabricate the CustomArrayTM 12K (12,000 unique sites) array.

         o In August 2005, the CombiMatrix group and the Biodesign Institute at Arizona State University (the "Institute") entered into a collaboration toward the development of a peptide array synthesizer utilizing the CombiMatrix group's proprietary virtual-flask technology. Under the terms of the agreement, the Biodesign Institute's Center for BioOptical Nanotechnology purchased CombiMatrix group equipment and will be funding development of the synthesizer. The CombiMatrix group is granting technology rights and contributing expertise related to its technology, and the CombiMatrix group and the Institute will share revenue from commercialization of peptide array synthesizers, peptide array products, and intellectual property that are developed.

         o In August 2005, the CombiMatrix group announced that Dr. Eric Whitman joined CombiMatrix's wholly owned subsidiary, CMD, as a member of its Scientific Advisory Board and a Consultant in the area of Melanoma Diagnosis and Management. Dr Whitman, F.A.C.S., is the Administrative Director of Surgical Services and the Director of the Melanoma Center at Mountainside Hospital, in Montclair, New Jersey.

         o In September 2005, the CombiMatrix group expanded its product line to include the CustomArray(TM) 4X2K(TM). This product contains four independent 2000-feature microarrays on a single CustomArrayTM. As with all CustomArrayTM products, the 4X2K offers complete array customization, user control of probe design, and the ability to modify microarray design at any time. It delivers high sensitivity, throughput, and ease of use for gene discovery, pathway research, and molecular characterization of disease. The 4X2K's introductory price is $99 per 2000-feature microarray.

         o In September 2005, the CombiMatrix group entered into a global distribution agreement with VWR International, Inc. ("VWR") to distribute CustomArrays(TM) and CatalogArrays(TM) for the CombiMatrix group. VWR's sales and marketing organization presently serves over 250,000 customers with worldwide sales of US$3.0 billion annually.

         o In September 2005, the CombiMatrix Group received a one-year, $338,000 contract from the U.S. Air Force for the development and production of microarrays to detect pathogens that cause upper respiratory infections and pathogens that infect wounds. This contract is the result of a collaborative effort with the Air Force Institute of Occupational Health ("AFIOH") that lead to the development of a rapid assay and microarray that identifies, among other things, all forms (serotypes) of influenza A, SARS and bird flu, including the H5N1 strain. The first array to be developed under the new contract will identify a number of upper respiratory infections that can cause potentially life threatening diseases (such as viral and bacterial pneumonia) or lead to pandemic infections (such as bird flu and SARS).

         A conference call is scheduled for today. The Acacia Technologies Group presentation and Q&A will start at 1:15 p.m. Pacific Time (4:15 p.m. Eastern). The CombiMatrix Group presentation and Q&A session will start at 2:00 p.m. Pacific Time (5:00 p.m. Eastern).

         To listen to the presentation by phone, dial (800) 967-7187 for domestic callers and (719) 457-2635 for international callers, both of whom will need to provide the operator with the confirmation code 1072540. A replay of the audio presentation will be available for 30 days at (888) 203-1112 for domestic callers and (719) 457-0820 for international callers, both of whom will need to enter the code 1072540 when prompted.

         The call is being webcast by CCBN and can be accessed at Acacia's website at www.acaciaresearch.com.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research Corporation comprises two operating groups, Acacia Technologies group and CombiMatrix group.

The Acacia Technologies group develops, acquires, and licenses patented technologies. Acacia controls 33 patent portfolios, which include over 120 U.S. patents, and certain foreign counterparts, covering technologies used in a wide variety of industries including audio/video enhancement & synchronization, broadcast data retrieval, computer memory cache coherency, credit card fraud protection, database management, data encryption & product activation, digital media transmission (DMT(R)), digital video production, dynamic manufacturing modeling, enhanced Internet navigation, high resolution optics, image resolution enhancement, interactive data sharing, interactive television, hearing aid ECS, interstitial Internet advertising, laptop docking station connectivity, microprocessor enhancement, multi-dimensional bar codes, network data storage, resource scheduling, rotational video imaging and spreadsheet automation.

The CombiMatrix group is developing a platform technology to rapidly produce customizable arrays, which are semiconductor-based tools for use in identifying and determining the roles of genes, gene mutations and proteins. The CombiMatrix's group's technology has a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology.

Acacia Research-Acacia Technologies (Nasdaq: ACTG) and Acacia
Research-CombiMatrix (Nasdaq: CBMX) are both classes of common stock issued by Acacia Research Corporation and are intended to reflect the performance of the respective operating groups and are not issued by the operating groups.

Information about the Acacia Technologies group and the CombiMatrix group is available at WWW.ACACIARESEARCH.COM.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED UPON OUR CURRENT EXPECTATIONS AND SPEAK ONLY AS OF THE DATE HEREOF. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY AND ADVERSELY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS AND UNCERTAINTIES, INCLUDING THE RECENT ECONOMIC SLOWDOWN AFFECTING TECHNOLOGY COMPANIES, OUR ABILITY TO SUCCESSFULLY DEVELOP PRODUCTS, RAPID TECHNOLOGICAL CHANGE IN OUR MARKETS, CHANGES IN DEMAND FOR OUR FUTURE PRODUCTS, LEGISLATIVE, REGULATORY AND COMPETITIVE DEVELOPMENTS AND GENERAL ECONOMIC CONDITIONS. OUR ANNUAL REPORT ON FORM 10-K, RECENT AND FORTHCOMING QUARTERLY REPORTS ON FORM 10-Q, RECENT CURRENT REPORTS ON FORMS 8-K AND 8-K/A, AND OTHER SEC FILINGS DISCUSS SOME OF THE IMPORTANT RISK FACTORS THAT MAY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION. WE UNDERTAKE NO OBLIGATION TO REVISE OR UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS FOR ANY REASON.

                           ACACIA RESEARCH CORPORATION
                          SUMMARY FINANCIAL INFORMATION
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)
                                   (UNAUDITED)

CONSOLIDATED BALANCE SHEET INFORMATION

                                                   SEPTEMBER 30,    DECEMBER 31,
                                                       2005             2004
                                                     --------         --------

Total Assets                                         $125,708         $ 88,327
                                                     ========         ========
Total Liabilities                                    $ 15,738         $ 11,913
                                                     ========         ========
Minority Interests                                   $    486         $    778
                                                     ========         ========
Total Stockholders' Equity                           $109,484         $ 75,636
                                                     ========         ========

CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                   FOR THE THREE MONTHS ENDED           FOR THE NINE MONTHS ENDED
                                                                -------------------------------     -------------------------------
                                                                SEPTEMBER 30,     SEPTEMBER 30,     SEPTEMBER 30,     SEPTEMBER 30,
                                                                    2005              2004              2005              2004
                                                                -------------     -------------     -------------     -------------
Revenues:
  Research and development contract ........................    $          --     $          --     $          --     $      17,302
  License fees .............................................            6,783             2,240            11,328             3,505
  Government contract ......................................              973               685             2,985             1,603
  Products and services ....................................              490                68             1,404               214
                                                                -------------     -------------     -------------     -------------

    Total revenues .........................................            8,246             2,993            15,717            22,624
                                                                -------------     -------------     -------------     -------------

Operating expenses:
  Cost of government contract revenues .....................              920               647             2,820             1,505
  Cost of product sales ....................................              282                41               635                81
  Research and development expenses ........................            1,527             1,140             4,082             3,932
  Non-cash stock compensation amortization -
    research and development ...............................               --               (10)               --                91
  Marketing, general and administrative expenses ...........            4,830             3,597            12,980            10,269
  Legal expenses - patents .................................            1,076             1,174             2,173             2,352
  Contingent legal fees and inventor royalties
    expense - patents ......................................            3,939                --             5,706                --
  Inventor royalties - V-chip ..............................              225                --               225                --
  Non-cash stock compensation amortization - marketing,
    general and administrative .............................               88               157               (23)              634
  Goodwill impairment charge ...............................               --             1,616                --             1,616
  Amortization of patents ..................................            1,607               399             4,407             1,197
  Legal settlement charges (credits) .......................             (211)              (90)             (406)              776
  Warrant charges (credits) ................................             (163)               --              (163)               --
                                                                -------------     -------------     -------------     -------------

    Total operating expenses ...............................           14,120             8,671            32,436            22,453
                                                                -------------     -------------     -------------     -------------

    Operating income (loss) ................................           (5,874)           (5,678)          (16,719)              171
                                                                -------------     -------------     -------------     -------------

Other income (expense):
  Interest income ..........................................              434               218             1,089               568
  Other expense ............................................             (100)               --              (201)               --
                                                                -------------     -------------     -------------     -------------

    Total other income .....................................              334               218               888               568
                                                                -------------     -------------     -------------     -------------

Income (loss) from continuing operations before
   income taxes and minority interests .....................           (5,540)           (5,460)          (15,831)              739

Benefit for income taxes ...................................               98                70               232               206
                                                                -------------     -------------     -------------     -------------

Income (loss) from continuing operations before
   minority interests ......................................           (5,442)           (5,390)          (15,599)              945

Minority interests .........................................                1                --                 1                 3
                                                                -------------     -------------     -------------     -------------

Income (loss) from continuing operations ...................           (5,441)           (5,390)          (15,598)              948
                                                                -------------     -------------     -------------     -------------

Discontinued operations:
   Estimated loss on disposal of discontinued operations ...               --                --              (210)             (104)
                                                                -------------     -------------     -------------     -------------

Net income (loss) ..........................................    $      (5,441)    $      (5,390)    $     (15,808)    $         844
                                                                =============     =============     =============     =============

Earnings (loss) per common share:
Attributable to the Acacia Technologies group:
  Net loss .................................................    $      (1,558)    $      (1,842)    $      (5,192)    $      (3,984)
    Basic and diluted loss per share .......................            (0.06)            (0.09)            (0.20)            (0.20)

Attributable to the CombiMatrix group:
Basic
  Net income (loss) ........................................    $      (3,883)    $      (3,548)    $     (10,616)    $       4,828
    Basic earnings (loss) per share ........................            (0.12)            (0.11)            (0.33)             0.16
Diluted
  Net income (loss) ........................................    $      (3,883)    $      (3,548)    $     (10,616)    $       4,828
    Diluted earnings (loss) per share ......................            (0.12)            (0.11)            (0.33)             0.16

Weighted average shares:
  Acacia Research - Acacia Technologies stock:
    Basic and diluted ......................................       27,302,693        19,793,487        26,387,562        19,777,820
                                                                =============     =============     =============     =============
Acacia Research - CombiMatrix stock:
    Basic ..................................................       33,239,726        30,962,190        31,887,872        29,570,562
                                                                =============     =============     =============     =============
    Diluted ................................................       33,239,726        30,962,190        31,887,872        30,789,229
                                                                =============     =============     =============     =============



                            ACACIA TECHNOLOGIES GROUP
                   (A DIVISION OF ACACIA RESEARCH CORPORATION)
                          SUMMARY FINANCIAL INFORMATION
                                 (IN THOUSANDS)
                                   (UNAUDITED)

GROUP BALANCE SHEET INFORMATION

                                                   SEPTEMBER 30,    DECEMBER 31,
                                                       2005            2004
                                                     -------          -------

Total Assets                                         $68,251          $33,058
                                                     =======          =======
Total Liabilities                                    $ 5,194          $ 3,472
                                                     =======          =======
Minority Interests                                   $   486          $   778
                                                     =======          =======
Total Stockholders' Equity                           $62,571          $28,808
                                                     =======          =======


GROUP STATEMENTS OF OPERATIONS


                                                                     FOR THE THREE MONTHS ENDED         FOR THE NINE MONTHS ENDED
                                                                   ------------------------------    ------------------------------
                                                                   SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,
                                                                       2005             2004             2005             2004
                                                                   -------------    -------------    -------------    -------------
Revenues:
  License fees ..................................................  $       6,783    $       2,240    $      11,328    $       3,505
                                                                   -------------    -------------    -------------    -------------

    Total revenues ..............................................          6,783            2,240           11,328            3,505
                                                                   -------------    -------------    -------------    -------------

Operating expenses:
  Marketing, general and administrative expenses ................          1,990            1,323            5,359            3,489
  Legal expenses - patents ......................................          1,076            1,174            2,173            2,352
  Non-cash stock compensation amortization ......................            123               --              123               --
  Goodwill impairment charge ....................................             --            1,616               --            1,616
  Contingent legal fees and inventor royalties
    expense - patents ...........................................          3,939               --            5,706               --
  Inventor royalties - V-chip ...................................            225               --              225               --
  Amortization of patents .......................................          1,334              125            3,586              375
                                                                   -------------    -------------    -------------    -------------

    Total operating expenses ....................................          8,687            4,238           17,172            7,832
                                                                   -------------    -------------    -------------    -------------

    Operating loss ..............................................         (1,904)          (1,998)          (5,844)          (4,327)
                                                                   -------------    -------------    -------------    -------------

Other income:
  Interest income ...............................................            312              120              761              340
  Other income ..................................................             --               --                1               --
                                                                   -------------    -------------    -------------    -------------

    Total other income ..........................................            312              120              762              340
                                                                   -------------    -------------    -------------    -------------

Loss from continuing operations before
  income taxes and minority interests ...........................         (1,592)          (1,878)          (5,082)          (3,987)

Benefit for income taxes ........................................             33               36               99              104
                                                                   -------------    -------------    -------------    -------------

Loss from continuing operations before
  minority interests ............................................         (1,559)          (1,842)          (4,983)          (3,883)

Minority interests ..............................................              1               --                1                3
                                                                   -------------    -------------    -------------    -------------

Loss from continuing operations .................................         (1,558)          (1,842)          (4,982)          (3,880)

Discontinued operations:

  Estimated loss on disposal of discontinued operations .........             --               --             (210)            (104)
                                                                   -------------    -------------    -------------    -------------

Division net loss ...............................................  $      (1,558)   $      (1,842)   $      (5,192)   $      (3,984)
                                                                   =============    =============    =============    =============



                                COMBIMATRIX GROUP
                   (A DIVISION OF ACACIA RESEARCH CORPORATION)
                          SUMMARY FINANCIAL INFORMATION
                                 (IN THOUSANDS)
                                   (UNAUDITED)

GROUP BALANCE SHEET INFORMATION

                                               SEPTEMBER 30,    DECEMBER 31,
                                                    2005            2004
                                                  -------         -------

Total Assets                                      $57,457         $55,388
                                                  =======         =======
Total Liabilities                                 $10,544         $ 8,560
                                                  =======         =======
Minority Interests                                $    --         $    --
                                                  =======         =======
Total Stockholders' Equity                        $46,913         $46,828
                                                  =======         =======


GROUP STATEMENTS OF OPERATIONS


                                                              FOR THE THREE MONTHS ENDED          FOR THE NINE MONTHS ENDED
                                                            ------------------------------      ------------------------------
                                                            SEPTEMBER 30,     SEPTEMBER 30,     SEPTEMBER 30,     SEPTEMBER 30,
                                                                2005              2004              2005              2004
                                                            ------------      ------------      ------------      ------------
Revenues:
  Research and development contract ...................     $         --      $         --      $         --      $     17,302
  Government contract .................................              973               685             2,985             1,603
  Products and services ...............................              490                68             1,404               214
                                                            ------------      ------------      ------------      ------------

    Total revenues ....................................            1,463               753             4,389            19,119
                                                            ------------      ------------      ------------      ------------

Operating expenses:
  Cost of government contract revenues ................              920               647             2,820             1,505
  Cost of product sales ...............................              282                41               635                81
  Research and development expenses ...................            1,527             1,140             4,082             3,932
  Non-cash stock compensation amortization -
    research and development ..........................               --               (10)               --                91
  Marketing, general and administrative expenses ......            2,840             2,274             7,621             6,780
  Non-cash stock compensation amortization -
    marketing, general and administrative .............              (35)              157              (146)              634
  Amortization of patents .............................              273               274               821               822
  Legal settlement charges (credits) ..................             (211)              (90)             (406)              776
  Warrant charges (credits) ...........................             (163)               --              (163)               --
                                                            ------------      ------------      ------------      ------------

    Total operating expenses ..........................            5,433             4,433            15,264            14,621
                                                            ------------      ------------      ------------      ------------

    Operating income (loss) ...........................           (3,970)           (3,680)          (10,875)            4,498
                                                            ------------      ------------      ------------      ------------

Other income (expense):
  Interest income .....................................              122                98               328               228
  Other expense .......................................             (100)               --              (202)               --
                                                            ------------      ------------      ------------      ------------

    Total other income ................................               22                98               126               228
                                                            ------------      ------------      ------------      ------------

Income (loss) from operations before income taxes .....           (3,948)           (3,582)          (10,749)            4,726

Benefit for income taxes ..............................               65                34               133               102
                                                            ------------      ------------      ------------      ------------

Division net income (loss) ............................     $     (3,883)     $     (3,548)     $    (10,616)     $      4,828
                                                            ============      ============      ============      ============
